THIS CONVERTIBLE PROMISSORY NOTE (THE "NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$25,000.00 ________, 2013

For value received **SCREAMPOINT HOLDINGS, INC.**, a Delaware corporation (the "***Company***") promises to pay to G.N. Dalmia ("***Holder***") the principal sum of $25,000.00 (the "***Principal***") with simple interest on the outstanding principal amount at the rate of 0.56% per annum, the currently applicable minimum federal rate. Interest shall commence with the date of receiving the principal by the Company and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All accrued interest shall be due and payable on the date on which the final principal amount on this Note is paid.

1. All payments of interest and principal shall be made in lawful money of the United States of America or as otherwise set forth herein.

2. All or any portion of the outstanding principal amount of this Note designated by Holder and all interest accrued thereon shall be payable on the earlier of (i) the 3rd year anniversary (the "***Maturity Date***") and (ii) the consummation of a Liquidation Event or any time thereafter; provided that Holder shall have provided written notice to the Company electing to accelerate all amounts due hereunder. The payment of such amounts pursuant to this Section 2 shall constitute full release from all the Company's obligations and liabilities under this Note and the Security Agreement shall terminate automatically. "***Liquidation Event***" shall mean a liquidation, dissolution or winding up of the Company and shall also be deemed to include a "Reorganization" as defined in Company's Second Amended and Restated Certificate of Incorporation as shall be amended from time to time. The Company shall give Holder no fewer than ten (10) calendar days written notice of any Liquidation Event closing.

3. If there shall be any Event of Default hereunder, at the option of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 3(b) or 3(c)), this Note shall accelerate and all amounts due and owing hereunder shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company.

4. At the written election of the Holder, the aggregate outstanding principal amount of this Note (the "***Principal Amount***") may be converted into an aggregate number of shares of Series C Preferred Stock, par value $0.001 per share of the Company (the "***Conversion Shares***") equal to (x) the Principal Amount divided by (y) $1.1698. The Conversion Shares shall be rounded down to the nearest whole number. As a condition precedent to the issuance of the Conversion Shares, Holder shall execute and deliver such joinder, stockholder and similar agreements executed by all other holders of Series C Preferred Stock as is required by the Company. In the event of a stock split, reverse split or similar transaction affecting the capital stock of the Company prior to any such conversion, equitable adjustment shall be made to the number of Conversion Shares to reflect such event.

5. In the event of any default hereunder, Company shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Subject to Section 2, Company may prepay this Note prior to the Maturity Date with the consent of the Holder. Holder has the option to convert the Principal Amount into Series C Preferred Stock at any time before Maturity Date.

7. Company hereby waives demand, notice, presentment, protest and notice of dishonor.

8. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

9. Any term of this Note may be amended or waived with the written consent of the Company and Holder. This note is not transferable or assignable except with written consent of the Holder.

[signature page follows]

IN WITNESS WHEREOF, the Company and Holder have caused this Convertible Promissory Note to be issued as of the date first written above.

COMPANY:

SCREAMPOINT HOLDINGS, INC.

By:

Name: Michael Jansen
Title: Chairman & CEO

HOLDER:

____